EXHIBIT 99.1

BOYD GAMING REPORTS SECOND QUARTER RESULTS

- Borgata Continues to Lead Market -

- Unveils Expansion Plans -

LAS VEGAS, NV – July 28, 2004 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the second quarter 2004. The Company reported adjusted earnings(1) of $.27 per share for the second quarter versus adjusted earnings of $.21 per share reported for the second quarter 2003. Adjusted earnings for the current quarter exclude expenses related to the acquisition of Sam’s Town Shreveport of $5.9 million, or $.05 per share, and a gain on the sale of undeveloped land of $1.4 million, or $.01 per share. Adjusted earnings for the comparable quarter last year exclude the Company’s share of preopening expenses related to Borgata of $11.9 million, or $.11 per share, and a charge of $3.5 million, or $.03 per share, for a one-time retroactive gaming tax imposed by the State of Indiana. This year’s results include the operations of Borgata, which opened in July 2003, and Sam’s Town Shreveport, which the Company acquired in May 2004 and operated for 41 days in the second quarter. Per share amounts are reported on a diluted basis.

The Company reported EBITDA for the second quarter of $85.3 million versus $63.1 million (before the one-time Indiana charge) reported last year. The increase was attributable to the addition of the two new properties mentioned above in this year’s results. One of those, Borgata, had a particularly strong performance in the quarter, reporting its best-ever quarterly revenue, EBITDA, and EBITDA margin. Same-store EBITDA (before the one-time Indiana charge) was essentially even with the prior year, despite the continuing negative impact of the gaming tax increase in Illinois, which reduced Par-A-Dice EBITDA by $3.1 million in the quarter.

Revenues for the second quarter were $341.9 million versus $312.5 million reported last year. The increase was attributable to the addition of Sam’s Town Shreveport and a 3.7% increase in same-store revenues driven particularly by strong revenue gains at the Stardust and Sam’s Town Las Vegas. Net income in the second quarter was $15.5 million, or $.23 per share, versus $4.4 million, or $.07 per share, reported in the second quarter last year.

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share, EBITDA (non-GAAP measures of earnings as defined in footnote (1)) and EBITDA margin, performance measurements widely used in the gaming industry. As used in this release, EBITDA for a particular property (adjusted EBITDA) is before corporate expense. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

Six-month Results

Revenues for the first half of 2004 were $672 million, an increase of 5.9% over the $634 million reported in the first six months of 2003. The increase was primarily attributable to the addition of Sam’s Town Shreveport and strong gains in revenues at Stardust and Sam’s Town Las Vegas. EBITDA for the six months was $166 million versus $135 million (before the one-time Indiana charge) reported in the same period last year. The increase was principally attributable to the addition of both Borgata and Sam’s Town Shreveport, neither of which operated in the first half of 2003. Adjusted earnings for the first half were $.55 per share versus $.50 per share for the comparable period in 2003. Net income for the first half of 2004 was $29.0 million, or $.43 per share, versus $20.9 million, or $.32 per share, in the first half of 2003. Net income for the first half of 2004 includes a $5.7 million, or $.08 per share, charge to the Company’s income tax provision associated with an adverse tax ruling in Indiana that related primarily to prior periods.

Borgata

The Company also reported second quarter results for Borgata Hotel Casino and Spa, the Company’s joint venture property in Atlantic City. As an unconsolidated joint venture, Borgata’s results appear in only two lines of the Company’s consolidated statements of operations; therefore, more detailed financial information is presented in tables later in this release.

In the second quarter 2004, Borgata reported record quarterly gaming revenue of $150 million and record quarterly non-gaming revenue of $57 million. Net revenues in the second quarter were $165 million, the highest quarterly result since the property opened. Borgata’s EBITDA in the second quarter was $52.3 million and its EBITDA margin was 31.7%, both record results. Borgata’s second quarter EBITDA was the highest of any property in the Atlantic City market by a wide margin.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, commented, “Borgata has now operated for four quarters, and every quarter since its opening has been better than the quarter before in both EBITDA and EBITDA margin. In fact, the current quarter EBITDA represents a 30% increase from the EBITDA results in the previous quarter. When we developed Borgata, we knew we were building the right product for Atlantic City and the Northeast gaming market, but it is exceeding our expectations both in how fast its revenues and earnings are ramping up and in how quickly we need to expand the property.”

Borgata continued to show strength in all revenue categories. For the second quarter, the property reported the highest table game win in the Atlantic City market, again by a wide margin. Table game win per unit per day in the quarter was $4,184, which beat the second place property by $916. By way of comparison, the average table in Atlantic City won $2,660 per day in the second quarter. In slot win per unit per day, Borgata reported the highest result in the Atlantic City market at $310, which is $9 above the property in second place. The average Atlantic City slot machine win was $237 per day in the second quarter. In this important measure, Borgata, in the last three quarters, has moved from fifth place to second place to first place. Hotel occupancy in the quarter was 94% and the average daily room rate was $119. The property reported strong results in non-gaming revenue in both absolute amounts, at an average of $622,000 per day, and as a percentage of total gross revenue, at 27% for the quarter. Also, the Company believes that the property’s percentage of cash revenue to total non-gaming revenue continues to be the highest in the Atlantic City market.

Borgata Expansion

The Company announced a major expansion of Borgata. Bob Boughner, Chief Executive Officer of Borgata, said, “In many areas, we simply cannot meet the strong demand for our facilities. Our revenues, EBITDA and EBITDA margins have increased steadily and significantly since our opening. We are capacity constrained in nearly every major product offering and our customer research clearly signals that demand for our products is strong and growing.

“We realized early on that we needed to add supply and began planning and design work on an expansion of Borgata. The project, which requires various government and regulatory approvals, consists of substantial additions of both gaming and non-gaming amenities.”

Borgata announced that its expansion plans include the following:

•	600 additional slot machines, bringing the total to 4,100

•	36 additional gaming tables, bringing the total to 175

•	56 additional poker tables, bringing the total to 90

•	46 additional race book positions, bringing the total to 90

•	2 additional fine dining restaurants

•	1 additional casual dining restaurant

•	1 large, multi-concept, quick-service restaurant

•	2 additional nightclubs

•	9 additional spa treatment rooms

•	6 additional retail shops

Bob Boughner continued, “We estimate the cost of the expansion to be approximately $200 million and expect construction to start in December 2004 with completion to occur in the second quarter 2006. Boyd Gaming and MGM MIRAGE have approved the project, which will be built on land leased from MGM MIRAGE.”

Borgata expects to renegotiate its bank credit facility, which has been paid down significantly from its original level, to provide funding for the project. Boyd Gaming and MGM MIRAGE do not expect to make further capital contributions to Borgata for the expansion project.

Wholly-owned Properties

The Company’s ten wholly-owned operating units reported total property EBITDA (before corporate expense) for the second quarter of $73.9 million versus $70.2 million (before the one-time Indiana charge) reported in the second quarter last year. This quarter’s results include EBITDA of $3.7 million from Sam’s Town Shreveport, which operated for 41 days in the second quarter following the Company’s acquisition of the property from Harrah’s. Keith Smith, Boyd Gaming’s Chief Operating Officer, commented, “We are pleased with our progress since the transition. The Shreveport/Bossier City market, which has seen a lot of changes in the last couple of months, remains solid, and we will promote aggressively to build market share under the Sam’s Town banner.”

Both Stardust and Sam’s Town Las Vegas continued to turn in strong performances in the second quarter. Stardust reported a 16.4% revenue gain and a 62% EBITDA gain in the second quarter versus the prior year. By the end of May 2004, Stardust had produced EBITDA equal to its EBITDA for all of 2003. Sam’s Town Las Vegas reported a 12.2% increase in revenue and a 20% increase in EBITDA in the second quarter versus the comparable quarter in 2003. Sam’s Town Tunica, Treasure Chest, and Blue Chip each exceeded prior year EBITDA results in the second quarter. On the other hand, Par-A-Dice reported a $3.7 million EBITDA decline, principally due to the July 2003 gaming tax increase in Illinois; the Downtown Las Vegas properties reported a 12.1% decline in EBITDA principally resulting from a fuel surcharge in its Honolulu to Las Vegas air charter operations; and Delta Downs reported a slight EBITDA decline related to both construction disruption and excessive wet weather in southwest Louisiana during the quarter.

Coast Casinos

On July 1, 2004, Boyd Gaming completed its merger with Coast Casinos, which is now a wholly-owned subsidiary of Boyd Gaming and which will be reported as part of Boyd Gaming’s consolidated group starting with the third quarter. Because Coast, which was not part of Boyd Gaming in the second quarter, will no longer publish financial statements and its second quarter results would otherwise be unreported, Boyd Gaming is providing certain of Coast’s historical financial information ($ in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		Latest Twelve Months Ended June 30,
	2004	2003	2004	2003	2004	2003
Net Revenues	$163	$145	$327	$292	$628	$565
Property Adjusted EBITDA(2)	$46	$40	$99	$84	$179	$144

A table reconciling property adjusted EBITDA to net income for the three and six month periods appears later in this release. Coast Casinos’ results are shown on a historical basis only and are not necessarily indicative of future results.

Looking forward, Boyd Gaming expects, solely due to the Coast merger and excluding the effects of the acquisition of Sam’s Town Shreveport and other potential factors, its corporate expense to increase approximately $2.0 million per quarter;

its depreciation to increase approximately $13 million to $15 million per quarter; and its interest expense to increase approximately $9 million to $10 million per quarter.

Financial Statistics

The Company provided the following additional information for the second quarter ended June 30, 2004 and certain updated information:

•	June 30 debt balance: $1.277 billion

•	June 30 debt balance proforma for the merger with Coast Casinos: $2.236 billion

•	June 30 cash: $84.6 million

•	Dividends paid in the quarter: $5.0 million

•	Maintenance capital expenditures during the quarter: $21.0 million

•	Expansion capital expenditures for Delta Downs and Blue Chip during the quarter: $19.5 million

•	Number of shares outstanding on June 30: 67.3 million

•	Number of shares outstanding immediately after the merger: 86.7 million

•	Approximate number of diluted shares immediately after the merger: 88.4 million

(1)	Adjusted Earnings are earnings before preopening expenses, acquisition related expenses, the gain on sale of undeveloped land, and the charges associated with the Indiana state tax assessment and the Indiana retroactive gaming tax. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance in the gaming industry and as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of net income and net income per share, each based upon GAAP, to Adjusted Earnings and Adjusted EPS are included in the financial schedules accompanying this release. EBITDA is earnings before interest, taxes, depreciation, amortization, preopening expenses, acquisition related expenses, and the gain on sale of undeveloped land. EBITDA and EBITDA margin are presented solely as supplemental disclosures because the Company believes that they are widely used measures of operating performance in the gaming industry and EBITDA is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

(2)	EBITDA reported for Coast Casinos is earnings before interest, taxes, depreciation, amortization, preopening expenses, merger related expenses, gain on sale of asset and deferred rent. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry.

The following tables report June quarterly and year to date results. Downtown properties include the California Hotel and Casino, the Fremont Hotel and Casino, and Main Street Station.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except footnotes)	2004	2003	2004	2003
Net Revenues
Stardust	$38,174	$32,783	$76,928	$68,721
Sam’s Town Las Vegas	36,658	32,679	75,361	68,398
Eldorado & Jokers Wild	7,632	7,984	16,092	16,898
Downtown Properties (a)	58,967	57,625	118,603	117,250
Sam’s Town Tunica	29,927	27,028	59,460	54,020
Par-A-Dice	33,342	36,179	68,092	72,427
Treasure Chest	28,014	26,497	55,544	53,667
Blue Chip	58,999	57,444	114,695	111,781
Delta Downs	32,493	34,284	69,469	71,197
Sam’s Town Shreveport	17,689	—	17,689	—

Net revenues	$341,895	$312,503	$671,933	$634,359

Adjusted EBITDA
Stardust	$4,600	$2,832	$10,087	$7,607
Sam’s Town Las Vegas	10,182	8,467	22,612	19,051
Eldorado & Jokers Wild	1,099	1,370	2,767	3,095
Downtown Properties	8,798	10,012	18,853	21,249
Sam’s Town Tunica	3,304	1,750	6,227	4,361
Par-A-Dice	8,335	12,019	16,581	24,256
Treasure Chest	4,959	4,672	9,972	10,440
Blue Chip (b)	22,553	18,419	42,712	38,687
Delta Downs	6,382	7,254	14,213	15,531
Sam’s Town Shreveport	3,712	—	3,712	—

Wholly-owned property adjusted EBITDA	73,924	66,795	147,736	144,277
Corporate expense	7,563	7,193	13,831	12,765

Wholly-owned adjusted EBITDA	66,361	59,602	133,905	131,512
Our share of Borgata’s operating income before preopening expenses (e)	18,918	—	32,062	—

Total adjusted EBITDA	85,279	59,602	165,967	131,512

Other operating costs and expenses
Depreciation and amortization	26,585	23,162	51,559	46,095
Acquisition related expenses	5,909	—	5,909	—
Our share of Borgata’s preopening expenses	—	11,900	—	16,125

Total other operating costs and expenses	32,494	35,062	57,468	62,220

Operating income	52,785	24,540	108,499	69,292

Other non-operating costs and expenses
Interest expense, net (c)	21,840	17,160	39,635	35,609
Gain on sale of undeveloped land	(1,420)	—	(1,420)	—
Our share of Borgata’s non-operating expense, net	6,690	—	13,150	—

Total other non-operating costs and expenses	27,110	17,160	51,365	35,609

Income before provision for income taxes	25,675	7,380	57,134	33,683
Provision for income taxes (d)	10,142	2,936	28,136	12,800

Net income	$15,533	$4,444	$28,998	$20,883

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $11.2 million and $12.1 million, respectively, for the three months ended June 30, 2004 and 2003 and $22.4 million and $23.9 million, respectively, for the six months ended June 30, 2004 and 2003.

(b)	Adjusted EBITDA results for the three and six month periods ended June 30, 2003 include a one-time charge for a retroactive gaming tax imposed by the State of Indiana of $3.5 million.
(c)	Net of interest income and amounts capitalized.
(d)	Results for the six months ended June 30, 2004 include $5.7 million of tax expense, net of federal tax benefit, related to the Indiana Department of Revenue’s assessment for state income taxes.
(e)	The following table reconciles the presentation of our share of Borgata’s operating results in our consolidated statement of operations to the presentation of our share of Borgata’s results in the above table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Our share of Borgata’s operating income (loss)	$18,918	$(11,900)	$32,062	$(16,125)
Add back our share of Borgata’s preopening expenses (1)	—	11,900	—	16,125

Our share of Borgata’s operating income before preopening expenses	$18,918	$—	$32,062	$—

(1)	Borgata’s preopening expenses are included in Borgata’s operating loss and are deducted for the presentation of total adjusted EBITDA. Adjusted EBITDA is presented before preopening expenses as it represents a measure of performance of our existing operational activities.

The following table reports June quarterly and year to date results for Coast Casinos, Inc. On July 1, 2004, Boyd Gaming completed its merger with Coast Casinos, which is now a wholly-owned subsidiary of Boyd Gaming and which will be reported as part of Boyd Gaming’s consolidated group starting with the third quarter. Because Coast, which was not part of Boyd Gaming in the second quarter, will no longer publish financial statements and its second quarter results would otherwise be unreported, Boyd Gaming is providing certain of Coast’s historical financial information. Coast Casinos’ results are shown on a historical basis only and are not necessarily indicative of future results.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2004	2003	2004	2003
Property adjusted EBITDA	$46,378	$40,370	$99,192	$83,661
Corporate expense	2,314	1,651	4,396	3,248

Adjusted EBITDA	44,064	38,719	94,796	80,413

Other operating costs and expenses
Depreciation and amortization	12,574	12,125	25,250	23,563
Gain on sale of asset	(1,653)	—	(1,653)	—
Merger related expenses	14,642	—	15,885	—
Preopening expenses	654	119	1,047	242
Deferred rent	764	780	1,528	1,559

Total other operating costs and expenses	26,981	13,024	42,057	25,364

Operating income	17,083	25,695	52,739	55,049

Other non-operating costs and expense —
Interest expense, net	9,041	9,069	18,266	17,450

Income before provision for income taxes	8,042	16,626	34,473	37,599
Provision for income taxes	2,961	5,739	12,132	13,006

Net income	$5,081	$10,887	$22,341	$24,593

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2004	2003	2004	2003
Revenues
Gaming	$292,811	$267,279	$575,530	$544,781
Food and beverage	44,643	41,405	88,352	83,366
Room	22,187	19,335	42,808	38,969
Other	19,806	19,710	39,065	39,114

Gross revenues	379,447	347,729	745,755	706,230
Less promotional allowances	37,552	35,226	73,822	71,871

Net revenues	341,895	312,503	671,933	634,359

Costs and expenses
Gaming	145,078	133,683	285,187	267,139
Food and beverage	25,777	23,956	50,307	47,635
Room	6,446	5,523	12,340	10,633
Other	20,379	20,916	40,124	41,527
Selling, general and administrative	55,334	47,617	108,017	95,557
Maintenance and utilities	14,957	14,013	28,222	27,591
Depreciation and amortization	26,585	23,162	51,559	46,095
Corporate expense	7,563	7,193	13,831	12,765
Acquisition related expenses	5,909	—	5,909	—

Total	308,028	276,063	595,496	548,942

Operating income (loss) from Borgata	18,918	(11,900)	32,062	(16,125)

Operating income	52,785	24,540	108,499	69,292

Other income (expense)
Interest income	47	53	94	216
Interest expense, net of amounts capitalized	(21,887)	(17,213)	(39,729)	(35,825)
Gain on sale of undeveloped land	1,420	—	1,420	—
Other expense from Borgata, net	(6,690)	—	(13,150)	—

Total	(27,110)	(17,160)	(51,365)	(35,609)

Income before provision for income taxes	25,675	7,380	57,134	33,683

Provision for income taxes	10,142	2,936	28,136	12,800

Net income	$15,533	$4,444	$28,998	$20,883

Basic Net Income Per Common Share	$0.23	$0.07	$0.44	$0.33

Average Basic Shares Outstanding	66,743	63,802	66,004	64,143

Diluted Net Income Per Common Share	$0.23	$0.07	$0.43	$0.32

Average Diluted Shares Outstanding	68,456	65,715	67,559	66,016

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or “GAAP”) to adjusted net income and adjusted net income per share.

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net income	$15,533	$4,444	$28,998	$20,883
Adjustments:
Gain on sale of undeveloped land	(1,420)	—	(1,420)	—
Acquisition related expenses	5,909	—	5,909	—
Preopening expenses from Borgata	—	11,900	—	16,125
One-time Indiana gaming tax charge	—	3,452	—	3,452
Indiana state income tax assessment	—	—	5,725	—
Income tax effect for above adjustments	(1,773)	(6,108)	(1,760)	(7,439)

Adjusted net income	$18,249	$13,688	$37,452	$33,021

Net income per diluted share	$0.23	$0.07	$0.43	$0.32
Gain on sale of undeveloped land, net of tax	(0.01)	—	(0.01)	—
Acquisition related expenses, net of tax	0.05	—	0.05	—
Preopening expenses from Borgata, net of tax	—	0.11	—	0.15
One-time Indiana gaming tax charge, net of tax	—	0.03	—	0.03
Indiana state income tax assessment	—	—	0.08	—

Adjusted net income per diluted share	$0.27	$0.21	$0.55	$0.50

The following table reconciles operating income to EBITDA.

(In thousands)	Three Months Ended June 30, 2004
	Operating Income (Loss)	Depreciation and Amortization	Acquisition Related Expenses	EBITDA
Stardust	$913	$3,687	$—	$4,600
Sam’s Town Las Vegas	5,863	4,319	—	10,182
Eldorado & Jokers Wild	619	480	—	1,099
Downtown Properties	5,085	3,713	—	8,798
Sam’s Town Tunica	(117)	3,421	—	3,304
Par-A-Dice	6,959	1,376	—	8,335
Treasure Chest	3,024	1,935	—	4,959
Blue Chip	19,660	2,893	—	22,553
Delta Downs	4,453	1,929	—	6,382
Sam’s Town Shreveport	(3,697)	1,500	5,909	3,712
Corporate	(8,895)	1,332	—	(7,563)

Totals for wholly-owned properties	33,867	26,585	5,909	66,361
Our share of Borgata results	18,918	—	—	18,918

Consolidated	$52,785	$26,585	$5,909	$85,279

	Three Months Ended June 30, 2003
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	EBITDA
Stardust	$(588)	$3,420	$—	$2,832
Sam’s Town Las Vegas	4,178	4,289	—	8,467
Eldorado & Jokers Wild	919	451	—	1,370
Downtown Properties	6,151	3,861	—	10,012
Sam’s Town Tunica	(1,537)	3,287	—	1,750
Par-A-Dice	10,713	1,306	—	12,019
Treasure Chest	3,094	1,578	—	4,672
Blue Chip	15,976	2,443	—	18,419
Delta Downs	5,628	1,626	—	7,254
Corporate	(8,094)	901	—	(7,193)

Totals for wholly-owned properties	36,440	23,162	—	59,602
Our share of Borgata results	(11,900)	—	11,900	—

Consolidated	$24,540	$23,162	$11,900	$59,602

	Six Months Ended June 30, 2004
(In thousands)	Operating Income (Loss)	Depreciation and Amortization	Acquisition Related Expenses	EBITDA
Stardust	$2,718	$7,369	$—	$10,087
Sam’s Town Las Vegas	14,054	8,558	—	22,612
Eldorado & Jokers Wild	1,847	920	—	2,767
Downtown Properties	11,424	7,429	—	18,853
Sam’s Town Tunica	(729)	6,956	—	6,227
Par-A-Dice	13,798	2,783	—	16,581
Treasure Chest	6,174	3,798	—	9,972
Blue Chip	36,968	5,744	—	42,712
Delta Downs	10,396	3,817	—	14,213
Sam’s Town Shreveport	(3,697)	1,500	5,909	3,712
Corporate	(16,516)	2,685	—	(13,831)

Totals for wholly-owned properties	76,437	51,559	5,909	133,905
Our share of Borgata results	32,062	—	—	32,062

Consolidated	$108,499	$51,559	$5,909	$165,967

	Six Months Ended June 30, 2003
	Operating Income (Loss)	Depreciation and Amortization	Preopening Expenses	EBITDA
Stardust	$760	$6,847	$—	$7,607
Sam’s Town Las Vegas	10,503	8,548	—	19,051
Eldorado & Jokers Wild	2,178	917	—	3,095
Downtown Properties	13,553	7,696	—	21,249
Sam’s Town Tunica	(2,208)	6,569	—	4,361
Par-A-Dice	21,666	2,590	—	24,256
Treasure Chest	7,291	3,149	—	10,440
Blue Chip	33,919	4,768	—	38,687
Delta Downs	12,305	3,226	—	15,531
Corporate	(14,550)	1,785	—	(12,765)

Totals for wholly-owned properties	85,417	46,095	—	131,512
Our share of Borgata results	(16,125)	—	16,125	—

Consolidated	$69,292	$46,095	$16,125	$131,512

The following table reports Borgata financial results.

	For the Three Months Ended June 30, 2004		For the Three Months Ended June 30, 2003
(In thousands)	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Gaming revenue	$149,965		$—
Non-gaming revenue	56,562		—

Gross revenues	206,527		—
Less promotional allowances	41,586		—

Net revenues	164,941	$82,470	—	$—
Expenses	112,644	56,322	—	—
Depreciation	14,254	7,127	—	—
Preopening expenses	—	—	23,799	11,900
Loss on asset disposal	207	103	—	—

Operating income (loss)	37,836	18,918	(23,799)	(11,900)

Interest and other expenses, net	(8,913)	(4,456)	—	—
Provision for income taxes	(4,467)	(2,234)	—	—

Subtotal	(13,380)	(6,690)	—	—

Net income (loss)	$24,456	$12,228	$(23,799)	$(11,900)

	For the Six Months Ended June 30, 2004		For the Six Months Ended June 30, 2003
(In thousands)	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Gaming revenue	$290,169		$—
Non-gaming revenue	106,991		—

Gross revenues	397,160		—
Less promotional allowances	86,330		—

Net revenues	310,830	$155,415	—	$—
Expenses	218,428	109,214	—	—
Depreciation	28,071	14,036	—	—
Preopening expenses	—	—	32,249	16,125
Loss on asset disposal	207	103	—	—

Operating income (loss)	64,124	32,062	(32,249)	(16,125)

Interest and other expenses, net	(19,369)	(9,684)	—	—
Provision for income taxes	(6,932)	(3,466)	—	—

Subtotal	(26,301)	(13,150)	—	—

Net income (loss)	$37,823	$18,912	$(32,249)	$(16,125)

The following table reconciles operating income to Adjusted EBITDA for Borgata.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2004	2003	2004	2003
Operating income (loss)	$37,836	$(23,799)	$64,124	$(32,249)
Depreciation	14,254	—	28,071	—
Preopening expenses	—	23,799	—	32,249
Loss on asset disposal	207	—	207	—

Adjusted EBITDA	$52,297	$—	$92,402	$—

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses (including the anticipated increase in expenses due to the Coast merger), revenue, earnings, taxes and accruals related to taxes, cash flow and the growth of certain gaming markets and the Company’s ability to build market share. In addition, forward-looking statements include statements regarding Borgata, including its continued strong performance, the strength and growth of demand, its achievement of market share premiums, market rankings for gaming revenue (including cash revenue to non-gaming revenue), table game win and slot win, increased revenue, earnings and margins and the expansion of Borgata, including the timing and cost of the expansion, the number of slot machines, table games and other amenities to be added and the ability for Borgata to renegotiate its credit facility. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins and market share premiums, grow revenues, or meet other identified expectations for the Company or Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. In addition, the Company can provide no assurances that the Borgata expansion will yield the estimated number of slot machines, table games or other amenities, will be completed within the estimated time frame and budget, or that Borgata will be able to renegotiate its bank credit facility on favorable terms, or at all. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), changes in laws and regulations, including increased taxes, the availability and price of energy, weather, regulation, economic, credit and capital market conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2003 on file with the Securities and Exchange Commission, and in its other current and periodic reports filed from time to time with the Commission. In addition, factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of the Company’s registration statement on Form S-4 filed with the Commission on June 25, 2004. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 4:30 p.m. EDT on Wednesday, July 28, 2004 to review the second quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at www.firstcallevents.com/service/ajwz407914634gf12.html

Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 18 gaming entertainment properties, plus one under development, located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com .

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